Exhibit 23.7

Refer to: Asha Stewart

Direct Phone: +64 (4) 474-0751

ashastewart@quiggpartners.com

2 March 2021

Ebang International Holdings Inc.

26-27/F Bldg 3

Xinbei Qianjian International Bldg

Qingliang Economic & Technological Development

Yuhang District, Huanzho

Attention:	The Directors

REGISTRATION STATEMENT ON FORM F-1

Ladies and Gentlemen:

We have acted as special New Zealand counsel to Ebang International Holdings Inc., a company incorporated under the laws of the Cayman Islands (Company), in connection with the filing of a registration statement on Form F-1 dated March 2, 2021 as amended (Registration Statement), under the Securities Act of 1933, as amended (Securities Act), in connection with the proposed resale from time to time by the holders of certain outstanding class A ordinary share purchase warrants.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours sincerely

QUIGG PARTNERS

/s/ Asha Stewart
Asha Stewart
Partner